Syngenta AG Schwarzwaldallee 215 CH-4058 Basel Switzerland www.syngenta.com	Compensation Committee October 2011

Syngenta Share Plan for Non-Executive Directors

Plan Regulations

1. Purpose
The Share Plan for Non-Executive Directors (Plan) is set up for the allocation of Syngenta shares (Shares) to members of the Board of Directors (Board). The Plan regulations govern the eligibility for participation, the allocation of Shares and all other aspects of the program.

2. Eligibility
Shares may be allocated to all Non-Executive Directors of Syngenta.

3. Allocation of Shares

3.1  Mandatory Share Portion
Non-Executive Directors receive generally a fixed portion of the annual fee allocated in form of Shares on a mandatory basis. The Compensation Committee will decide on a yearly basis on the size of this mandatory portion.

3.2 Additional voluntary Share Portion
At the beginning of one calendar year the Non-Executive Directors indicate their preference for allocation of an additional portion of the annual fee in the form of Shares (voluntary portion). They indicate a preferred portion in percent up to 100% of the annual Fee (steps of 10%) allocated in the form of Shares.

3.3 Shares
At the beginning of one calendar year the Non-Executive Directors indicate their preference for allocation of the mandatory and voluntary Share Portion in the form of restricted Shares, or unrestricted Shares.
The Non-Executive Directors (Participants) indicate their preferences on the Participation Form.

4. Restricted Shares
The restricted Shares are subject to a blocking period of five (5) years from the Allocation Date. During the blocking period Shares may not be sold, pledged, donated or transferred in any other way. From the first business day after the blocking period, the Participant may freely dispose and trade in these Shares without any restriction. Any limitations due to law restrictions such as selling restrictions during black-out periods, etc. will remain applicable.

5. Unrestricted Shares
The unrestricted Shares are disposable and tradable from the day following the Allocation Date.

6. Allocation Date
The day of allocation of Shares is typically the 15th day of June.

7. Allocation Value
The Allocation Value of Shares shall be the weighted average share price of the Shares at the Swiss Exchange SIX of the five business days preceding the 15th day of June.

Plan Regulations	Syngenta Share Plan for Non-Executive Directors	Page: / 2/2

8. Number of Shares
The number of Shares to be allocated is determined as follows:

Share Portion (mandatory + voluntary) Allocation value	= number of Shares

If the number of Shares resulting from this calculation is not a whole number it will be rounded up to the nearest whole share.

9. Termination
If a Participant ceases to be a member of the Board in the period between the indication of preference for the Share Portion and the Allocation Date the Participant or his/her legal representative(s) or the heir(s) may request to receive any outstanding Fee in cash. In this case the previously stated preference for receiving the Fee in Shares is cancelled.

Upon termination of membership of the Board any existing restricted Shares of the Participant remain restricted until expiration of the blocking period pursuant to section 4. The Compensation Committee may agree to waive the blocking period at the request of the Participant. In the event of death of a Participant it will agree with the survivors on the length of the blocking period.

10. Tax and Social Security Deductions
Each Participant who receives Shares is responsible for declaration and payment of both, taxes and social security contributions according to applicable legislation. Syngenta has the right to withhold any such deductions from the Cash Portion of the Participant.

11. Commencement, Change, Cancellation
The Plan regulations as well as any addenda thereto may be changed or cancelled by the Board. The Plan regulations may be supplemented by addenda as required. The Board may decide upon Non-Executive Directors who do not participate in the Plan.

The Plan will be applied the first time in the calendar year 2006 and will be effective until such time the Board decides to terminate it.

12. Applicable Law and Jurisdiction
The Plan and any related document are governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law. The competent courts of Basel, Switzerland, shall resolve any disputes that arise under or in connection with the Plan.

Board of Directors Syngenta AG
Compensation Committee